NEWS RELEASE

CONTACT: John F. Kuntz, General Counsel & Corporate Secretary Provident Financial Services, Inc.
                (201) 915-5701

FOR RELEASE 8:30 A.M. Eastern Time: November 23, 2005


Provident Financial Services, Inc. Names Two New Directors

JERSEY CITY, NJ November 23 /PRNewswire-First Call/ - Provident Financial Services, Inc. (NYSE:PFS) (the "Company") today announced that Thomas W. Berry and Christopher Martin have been named to the Boards of Directors of the Company and its wholly-owned subsidiary, The Provident Bank.

Thomas W. Berry was a partner of Goldman, Sachs & Co. and became a retired partner in 1998. He joined Goldman Sachs in 1972 and became a partner in 1986, where he had senior responsibilities for utilities and telecommunications companies. Mr. Berry was a founding director of Red Oak Bank, a community bank which operated in Morris County, New Jersey before it was acquired earlier this year. Mr. Berry currently serves as a director of the Hyde and Watson Foundation, as a trustee of the Community Foundation of New Jersey, as Vice Chairman of the North American Electric Reliability Council, and as a member of the board of trustees of Brown University. He also previously served as the Chairman of the Board of Kessler Rehabilitation Corporation. Mr. Berry received his undergraduate degree from Brown University and his MBA from Harvard University Graduate School of Business.

Christopher Martin has served as President of the Company and The Provident Bank since July of 2004 and he will continue to serve in those capacities. Mr. Martin previously served as President and Chief Executive Officer and director of First Sentinel Bancorp, Inc, which was acquired by the Company in July of 2004. The appointment of Mr. Martin satisfies the Company's commitment to add a third former director of First Sentinel to the Boards of Directors of the Company and The Provident Bank. Mr. Martin is a trustee of the Flame of Charity Foundation supporting Catholic Charities of the Diocese of Metuchen, Vice President and Treasurer of The 200 Club of Middlesex County, an organization that provides financial assistance and scholarships to families of law enforcement and public safety officials, and is a member of the Investment Committee for Raritan Bay Medical Center.

"With these board appointments we have added significant community banking experience to our Board of Directors," said Paul M. Pantozzi, the Company's Chairman and Chief Executive Officer. "I am sure both Tom and Chris will make positive contributions to Provident's ongoing success and growth," Pantozzi added.

Provident Financial Services, Inc., which reported assets of $6.2 billion as of September 30, 2005, is the holding company for The Provident Bank. Founded in 1839, the bank has 76 branches in northern and central New Jersey.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. Access the filings and other financial and business information regarding the Company at www.providentnj.com.